Exhibit 99

NEWS RELEASE
    22901 Millcreek Boulevard, Suite 600 Cleveland, Ohio 44122
    Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko
(440) 229-5130

For Immediate Release
Tuesday, November 18, 2025

NACCO INDUSTRIES
DECLARES QUARTERLY DIVIDEND AND ANNOUNCES
STOCK REPURCHASE PROGRAM

Cleveland, Ohio, November 18, 2025 – NACCO Industries® (NYSE: NC) announced today that its Board of Directors declared a regular quarterly cash dividend of 25.25 cents per share and announced a new stock repurchase program.

The dividend is payable on both the Class A and Class B Common Stock, and will be paid December 15, 2025 to stockholders of record at the close of business on December 1, 2025.

NACCO's Board of Directors approved a stock repurchase program under which NACCO may repurchase up to $20 million of the Company’s outstanding Class A Common Stock through December 31, 2027. This program replaces the Company’s previous repurchase program, which would have expired on December 31, 2025.

“We completed over $12 million of share repurchases under our previous program and we are pleased to announce the authorization of a new program,” said J.C. Butler, President and Chief Executive Officer. “We will continue to purchase shares opportunistically as we balance repurchases with other capital needs and our desire to maintain a conservative balance sheet. We believe that maintaining a stock repurchase program is in the best interest of shareholders and it reflects confidence in our long-term business prospects.”

The timing and amount of any repurchases under the new repurchase program will be determined at the discretion of the Company's management based on a number of factors, including the availability of capital, other capital allocation alternatives and market conditions for the Company's Class A Common Stock. The share repurchase program does not require the Company to acquire any specific number of shares. It may be modified, suspended, extended or terminated by the Company at any time without prior notice and may be executed through open-market purchases, privately negotiated transactions or otherwise. All or part of the repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so.

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth under the heading “Risk Factors” in NACCO’s most recent 10-K filed with the Securities and Exchange Commission.

About NACCO Industries
NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com or get investor information at ir.nacco.com.

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